EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 2, 2012 with respect to the consolidated financial statements of Innovate/Protect Inc. included in the Current Report on Form 8-K, dated July 20, 2012, of Vringo Inc., which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

New York, New York

July 26, 2012